Exhibit 3(i)(C)

                      ARTICLES OF AMENDMENT
                               TO
                    ARTICLES OF INCORPORATION
                               OF
                    WERNER ENTERPRISES, INC.


      KNOW  ALL  MEN  BY  THESE PRESENTS, that  the  Articles  of
Incorporation of Werner Enterprises, Inc., have been amended in accordance with the Nebraska Business Act, Section 21-20,118, in the following respect:

                               I.

     The name of the corporation is WERNER ENTERPRISES, INC., and the effective date of its incorporation is September 14, 1982.

                              II.

      Article V of the Articles of Incorporation has been amended to read as follows:

                           "ARTICLE V

      The aggregate number of shares of common stock which this corporation shall have authority to issue is 200,000,000 shares, having a par value of $0.01 each.

      All transfers of the shares of this corporation shall be made in accordance with the provisions of the By-Laws of the corporation."

                              III.

      The date of adoption of this amendment by the shareholders was May 12, 1998.

                              IV.

      The number of shares of the corporation outstanding at the time of such adoption was Thirty-Eight Million Three Hundred Seven Thousand Nine Hundred Sixty-Four (38,307,964) shares; and the number of shares entitled to vote thereon was Thirty-Eight Million Two Hundred Eighty-Two Thousand Eight Hundred Four (38,282,804) shares.

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                               V.

      The number of shares voting for such amendment were Twenty-Four Million Nine Hundred Fifty-Six Thousand Eight Hundred One (24,956,801) shares; and the number of shares voted against such amendment were Eleven Million Three Hundred Fifty-One Thousand Seven Hundred Thirty-One (11,351,731) shares.

                              VI.

        The    amendment   does   not   provide   for   exchange,
reclassification, or cancellation of issued shares.

     Dated at Omaha, Nebraska on this 12th day of May, 1998.


ATTEST:

/s/James L. Johnson            /s/Richard S. Reiser
-------------------------      --------------------------
James L. Johnson               Richard S. Reiser
Secretary                      Executive Vice-President



STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF SARPY     )

      On the 12th day of May, 1998, before me, the undersigned Notary Public, personally came Richard S. Reiser, Executive Vice-President of Werner Enterprises, Inc., and James L. Johnson,
Secretary of Werner Enterprises, Inc., to me known to be the identical persons whose names are affixed to the foregoing instrument and acknowledged the execution thereof to be their voluntary act and deed.

      Subscribed  and sworn to before me on the  day  last  above written.
                              /s/Regina M. Diehm
                              ---------------------------------
                              Notary Public

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